                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

                             K & F INDUSTRIES, INC.

             STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

                                              1998       1999       2000      2001      2002
                                             -------   --------   --------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Income before income taxes and
  extraordinary charge.....................  $45,104   $ 61,784   $ 78,891   $63,431   $59,277
Fixed Charges(b)(1)........................   46,989     42,674     38,182    34,348    27,226
Less: capitalized interest.................       --         --         --        --        --
                                             -------   --------   --------   -------   -------
Earnings(a)(2).............................  $92,093   $104,458   $117,073   $97,779   $86,503
                                             =======   ========   ========   =======   =======
Ratio of earnings available to cover fixed
  charges(2)/(1)...........................     1.96x      2.45x      3.07x     2.85x     3.18x

---------------

(a) Earnings consist of income before income taxes and extraordinary charge plus fixed charges (excluding capitalized interest).

(b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).